48 Wall Street, New York, NY 10005

February 12, 2013

CERTIFICATE OF TABULATION

ESSEX SMALL/MICRO CAP GROWTH FUND

Re: Essex Small/Micro Cap Growth Fund

We hereby certify that, as of close of business on December 03, 2012 the records supplied to us show 2,739,122.3810 shares of Essex Small/Micro Cap Growth Fund in respect to the Meeting of Shareholders of said fund to be held on February 12, 2013.

D.F. King & Co., Inc. has tabulated 1,406,777.3870 shares, which is 51.359% of the outstanding shares. A breakdown of the vote, by proposal, is attached.

At your request, we have tabulated the proxies received, but do not guarantee the authenticity of the signatures thereon, or assume any responsibility for the legality of any proxy.

Sincerely,

D.F. King & Co., Inc.

Jeanne Souza

Enclosures

SHAREHOLDER RESPONSE SUMMARY REPORT

February 12, 2013

Managers Mutual Fund

Essex Small/Micro Cap Growth Fund

	No. of Shares	% of Outstanding Shares	% of Shares Present
1. To approve a new subadvisory agreement between the Manager and Essex Investment Management Company, LLC with respect to the Fund.

Affirmative	1,341,562.5800	48.978%	95.364%
Against	27,597.0000	1.008%	1.962%
Abstain	37,617.8070	1.373%	2.674%

TOTAL	1,406,777.3870	51.359%	100.000%

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SHAREHOLDER RESPONSE SUMMARY REPORT

February 12, 2013

Managers Mutual Fund

Essex Small/Micro Cap Growth Fund

	No. of Shares	% of Outstanding Shares	% of Shares Present
** FUND TOTALS:	SHARES
RECORD TOTAL:	2,739,122.3810
SHARES VOTED:	1,406,777.3870
PERCENT PRESENT:	51.359%

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